Exhibit 10.1

AMENDED OUTSIDE DIRECTOR COMPENSATION POLICY

(as amended and restated April 21, 2026)

Edgewise Therapeutics, Inc. (the “Company”) believes that the granting of equity and cash compensation to members of the Company’s Board of Directors (the “Board,” and members of the Board, “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors.  Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2021 Equity Incentive Plan, as amended from time to time, or if such plan no longer is in use at the time of the grant of an equity award, the meaning given such term or similar term in the equity plan then in place under which the equity award is granted (the “Plan”).  Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity awards and cash and other compensation such Outside Director receives under this Policy.

1.Effective Date.  This Policy will be effective as of April 1, 2026 (such date, the “Effective Date”).

2.Cash Compensation

(a)Board Member Annual Cash Retainer.  Each Outside Director will be paid an annual cash retainer of $45,000.  There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.

(b)Additional Annual Cash Retainers.  As of the Effective Date, each Outside Director who serves as the Chair of the Board, or the chair or a member of a committee of the Board, will be eligible to earn additional annual fees as follows:

Non-Executive Chair of the Board:	$35,000
Audit Committee Chair:	$20,000
Audit Committee Member:	$10,000
Compensation Committee Chair:	$15,000
Compensation Committee Member:	$7,500
Nominating and Corporate Governance Committee Chair:	$10,000
Nominating and Corporate Governance Committee Member:	$5,000

For clarity, each Outside Director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of such committee while serving as such chair, provided, that the Outside Director who serves as the Chair of the Board will receive the annual fee for services provided in such role as well as the annual fee as an Outside Director.

(c)Payment Timing and Proration.  Each annual cash retainer (a “Annual Cash Retainer”) under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any time during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than thirty (30) days following the end of such immediately preceding Fiscal Quarter.  For clarity, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof) during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly installment of the applicable Annual Cash Retainer(s), calculated based on the number of days during such Fiscal Quarter such Outside Director has served in the relevant capacities.  For clarity, an Outside Director who has served as an Outside Director or as a member of an applicable committee (or chair thereof) from the Effective

Date through the end of the Fiscal Quarter containing the Effective Date (the “Initial Period”), as applicable, will receive a prorated payment of the quarterly installment of the applicable Annual Cash Retainer(s), calculated based on the number of days during the Initial Period that such Outside Director has served in the relevant capacities.
(d)Election to Receive Fully Vested Stock.  Subject to complying with the Retainer Award Election Mechanics below, each Outside Director may elect to convert all of his or her Annual Cash Retainer with respect to services performed in a future calendar year and otherwise scheduled to be paid following the completion of those services into an award of fully-vested Shares granted under the Plan (“Retainer Award” and such election, a “Retainer Award Election”).  If an Outside Director elects to convert his or her Annual Cash Retainer into a Retainer Award, the Retainer Award will be issued automatically and quarterly (such portion of the Retainer Award, a “Quarterly Retainer Award”) in arrears on a prorated basis on the first Trading Day following the end of such immediately preceding Fiscal Quarter.  The number of Shares subject to a Quarterly Retainer Award will be determined by dividing the amount of the Annual Cash Retainer that would otherwise be payable with respect to such immediately preceding Fiscal Quarter by the Fair Market Value of a Share on the issuance date (as determined in accordance with the Plan), rounded to the nearest whole Share using standard rounding principles.  The “Retainer Award Election Mechanics” are set forth below:

(i)Each Retainer Award Election must be submitted to the Company’s General Counsel in the form and manner specified by the Board or Compensation Committee. An individual who fails to make a timely Retainer Award Election shall not receive a Retainer Award for the next calendar year, and instead shall receive the applicable Annual Cash Retainer for such calendar year. Once a Retainer Award Election is validly submitted, it will remain in effect with respect to all subsequent Annual Cash Retainers related to future calendar years unless the applicable Outside Director revokes such election as provided herein.

(ii)Retainer Award Elections must comply with the following timing requirements:

(a)Initial Election. Each individual who first becomes an Outside Director (the date such individual first becomes an Outside Director, the “Initial Director Date”) may make a Retainer Award Election with respect to Annual Retainer Cash Payments payable to such Outside Director in the following calendar year (the “Initial Election”). The Initial Election must be submitted to the Company’s General Counsel within the Company’s next open trading window following the Initial Director Date that occurs in the same calendar year (the last day of such trading window, the “Initial Election Deadline”), and, except as provided in subsection (c) below, the Initial Election shall become irrevocable effective as of the Initial Election Deadline, provided that if no open trading window occurs in the same calendar year following the Initial Director Date, such Outside Director will not be eligible to make an Initial Election in such calendar year.
(b)Annual Election. Following the calendar year containing the Initial Director Date, each Outside Director may make a Retainer Award Election with respect to Annual Retainer Cash Payments payable to such Outside Director in the following calendar year (the “Annual Election”). The Annual Election must be submitted to the Company’s General Counsel within the Company’s fourth quarter open trading window (the “Fourth Quarter Trading Window”) of the calendar year preceding the calendar year to which the Annual Retainer Cash Payments relate (the last day of such trading window, the “Annual Election Deadline”), and, except as provided in subsection (c) below, the Annual Election shall become irrevocable effective as of the Annual Election Deadline, provided that if such calendar year does not contain a Fourth Quarter Trading Window, Outside Directors will not be eligible to make an Annual Election in such calendar year.
(c)Revocation. Following the calendar year containing the Initial Director Date, an Outside Director may revoke his or her Retainer Award Election during a Fourth Quarter Trading Window with respect to Annual Retainer Cash Payments related to future calendar years. If a calendar year does not contain a Fourth Quarter Trading Window, Outside Directors will not be eligible to revoke a Retainer Award Election in such calendar year.

3.Equity Compensation.  Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy, subject to Section 5 hereof.  All grants of Awards to Outside Directors pursuant to Sections 3(b) and 3(c) of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a)No Discretion.  No person will have any discretion to select which Outside Directors will be granted Annual Awards or Alternative Annual Awards (as defined below),  under this Policy or to determine the number of Shares to be covered by such Awards (except as provided in Sections 3(d)(iv) and 10 below).

(b)Initial Awards.

(i)Each individual who first becomes an Outside Director following the Effective Date automatically will be granted an Option (an “Initial Award”) to purchase Shares with a grant date fair value as determined in accordance with U.S. generally accepted accounting principles (the “Grant Value”) equal to $725,000, provided that the number of Shares subject to an Initial Award will not exceed 60,000 (meaning, for the avoidance of doubt, that the Grant Value of an Initial Award automatically will be reduced as applicable in order to prevent the number of Shares subject to such Initial Award from exceeding 60,000).  The grant date of the Initial Award will be the first Trading Day on or after the date on which such individual first becomes an Outside Director (such first date as an Outside Director, the “Initial Start Date”), whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy.  If an individual was an Employee-Director, becoming an Outside Director due to termination of the individual’s status as an Employee will not entitle the Outside Director to an Initial Award.  Each Initial Award will be scheduled to vest as to one thirty-sixth (1/36th) of the Shares subject to the Initial Award on a monthly basis following the Initial Award’s grant date on the same day of the month as such grant date (or on the last day of the month, if there is no corresponding day in such month), subject to the Outside Director remaining a Service Provider through the applicable vesting date.

(ii)Following the Effective Date, each individual who first becomes an Outside Director may elect to receive, in lieu of the Initial Award described in Section 3(b)(i), an Option to purchase Shares with a Grant Value equal to $362,500 (the “Alternative Initial Option”) and Restricted Stock Units covering Shares with a Grant Value equal to $362,500 (the “Alternative Initial RSU Award,” and together with the Alternative Initial Option, each an “Alternative Initial Award”), provided that the number of Shares subject to an Alternative Initial Option and Alternative Initial RSU Award, collectively, will not exceed 30,000 (such election, the “Alternative Initial Award Election”). If so elected, (A) the Alternative Initial Option will be scheduled to vest in equal installments as to one thirty-sixth (1/36th) of the Shares subject to the Alternative Initial Option on a monthly basis following the Alternative Initial Option’s grant date, on the same day of the month as the grant date (or on the last day of the month, if there is no corresponding day in such month), subject to the Outside Director remaining a Service Provider through the applicable vesting date, and (B) the Alternative Initial RSU Award will be scheduled to vest in equal installments as to one third (1/3rd) of the Shares subject to the Alternative Initial RSU Award on an annual basis following the Alternative Initial Awards’ grant date, on the same day of the month as the grant date (or on the last day of the month, if there is no corresponding day in such month), subject to the Outside Director remaining a Service Provider through the applicable vesting date.

(c)Annual Award.

(i)On the first Trading Day immediately following each Annual Meeting of the Company’s stockholders (an “Annual Meeting”) that occurs after the Effective Date, each Outside Director automatically will be granted an Option to purchase Shares with a Grant Value equal to $400,000 (the “Annual Award”), provided that the number of Shares subject to an Annual Award will not exceed 30,000 (meaning, for the avoidance of doubt, that the Grant Value of an Annual Award automatically will be reduced as applicable in order to prevent the number of Shares subject to such Annual Award from exceeding 30,000).  The Annual Award will be scheduled to vest in full upon the first anniversary of the date of grant or, if earlier, the day immediately before the date of the next Annual Meeting that occurs after the Annual Award’s grant date, subject to the Outside Director remaining a Service Provider through the applicable vesting date.
(ii)Following the Effective Date, each Outside Director may elect to receive, on the first Trading Day immediately following each Annual Meeting that occurs after the Effective Date, in lieu of the Annual Award described in Section 3(c)(i), an Option to purchase Shares with a Grant Value equal to $200,000 (the “Alternative Annual Option”) and Restricted Stock Units covering Shares with a Grant Value equal to $200,000 (the “Alternative Annual RSU Award,” and together with the Alternative Annual Option, each an “Alternative Annual Award”), provided that the number of Shares subject to an Alternative Annual Option and Alternative Annual RSU Award, collectively, will not exceed 30,000 (such election, the “Alternative Annual Award Election,” and together with the Alternative Initial Award Election, each an “Alternative Award Election”). If so elected, the Alternative

Annual Option and the Alternative Annual RSU Award will each be scheduled to vest in full upon the first anniversary of the date of grant or, if earlier, the day immediately before the date of the next Annual Meeting that occurs after the Alternative Annual Awards’ grant date, subject to the Outside Director remaining a Service Provider through the applicable vesting date.

(d)Additional Terms of Initial Awards and Annual Awards.  The terms and conditions of each Initial Award, Annual Award, Alternative Initial Award, and Alternative Annual Award will be as follows.

(i)The term of each Initial Award, Annual Award, Alternative Initial Option and Alternative Annual Option will be ten (10) years, subject to earlier termination as provided in the Plan.

(ii)The per Share exercise price of each Initial Award, Annual Award, Alternative Initial Option and Alternative Annual Option will be equal to one hundred percent (100%) of the Fair Market Value per Share on such Award’s grant date.

(iii)Each Initial Award, Annual Award, Alternative Initial Award, and Alternative Annual Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Committee, as applicable, for use thereunder.

(iv)The Board or its Committee, as applicable and in its discretion, may change and otherwise revise the terms of Initial Awards, Annual Awards, Alternative Initial Awards, and Alternative Annual Awards granted pursuant to this Policy, including without limitation the number of Shares subject thereto and type of Award.

(e)Alternative Award Election Mechanics.

(i)Each Alternative Award Election must be submitted to the Company’s General Counsel in the form and manner specified by the Board or Compensation Committee. An individual who fails to make a timely Alternative Award Election shall receive an Initial Award or Annual Award, as applicable. Once an Alternative Annual Award Election is validly submitted, it will remain in effect with respect to all subsequent Annual Awards related to future calendar years unless the applicable Outside Director revokes such election as provided herein.
(ii)Alternative Award Elections must comply with the following timing requirements:
(1)Alternative Initial Award Election. The Alternative Initial Award Election must be submitted to the Company’s General Counsel prior to the Initial Director Date (the last day prior to the Initial Director Date, the “Alternative Initial Award Election Deadline”), and the Alternative Initial Award Election shall become irrevocable effective as of the Alternative Initial Award Election Deadline.

(2)Alternative Annual Award Election. The Alternative Annual Award Election must be submitted to the Company’s General Counsel on or prior to December 31 of the calendar year preceding the calendar year to which the Alternative Annual Award Election relates (December 31 of each calendar year, the “Alternative Annual Award Election Deadline”), and, except as provided in subsection (3) below, the Alternative Annual Award Election shall become irrevocable effective as of the Alternative Annual Award Election Deadline; provided that, in the thirty (30) calendar day period following the Effective Date, each Outside Director may submit an Alternative Annual Award Election with respect to the Annual Award to be granted at the 2026 Annual Meeting.

(3)Revocation. An Outside Director may revoke his or her Alternative Annual Award Election with respect to Annual Awards related to future calendar years.

4.Change in Control.  In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity awards as of immediately prior to the Change in Control, including any Initial Award and Annual Award, provided that the Outside Director continues to be an Outside Director through the date of such Change in Control.

5.Annual Compensation Limit.  No Outside Director may be granted, in any Fiscal Year, Awards with values (based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles), and be provided any other compensation (including without limitation any cash retainers or fees) in amounts that, in any Fiscal Year, in the aggregate, exceed $750,000, provided that such amount is increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director.  Any Awards or other compensation provided to an individual (a) for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, or (b) prior to the Registration Date, will be excluded for purposes of this Section 5.

6.Travel Expenses.  Each Outside Director’s reasonable, customary and properly documented travel expenses to meetings of the Board and any of its committees, as applicable, will be reimbursed by the Company.

7.Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number and class of the shares of stock issuable pursuant to awards that may be made pursuant to Section 3 of this Policy.

8.Section 409A.  In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A.  It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply.  In no event will the Company or any of its Parents or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes imposed, or other costs incurred, as a result of Section 409A.

9.Stockholder Approval.  Unless otherwise required by applicable law, following such approval, this Policy will not be subject to approval by the Company’s stockholders, including, for clarity, as a result of or in connection with any action taken with respect to this Policy as contemplated in Section 10.

10.Revisions.  The Board or any committee of the Board that has been designated appropriate authority with respect to Outside Director compensation (or with respect to any applicable element or elements thereof, authority with respect to such element or elements) (the “Committee”) may amend, alter, suspend or terminate this Policy at any time and for any reason.  Further, the Board may provide for cash, equity, or other compensation to Outside Directors in addition to the compensation provided under this Policy.  No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company.  Termination of this Policy will not affect the Board’s or the Committee’s ability to exercise the powers granted to it with respect to Awards granted under the Plan pursuant to this Policy before the date of such termination, including without limitation such applicable powers set forth in the Plan.

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